Exhibit 99.14

NOTICE TO U.S. HOLDERS OF GUOTAI JUNAN SHARES AND HAITONG SHARES IMPORTANT: You must read the following disclaimer before continuing. The following disclaimer applies to the following announcements and you are therefore advised to read the following disclaimer carefully before accessing, reading or making any other use of the following announcements. In, and as a result of, accessing this document you agree, and you are deemed to agree, to be bound by the following terms and conditions.

The Proposed Merger will involve the exchange of securities of two joint stock companies incorporated in the PRC with limited liability and is subject to Hong Kong disclosure requirements, which are different from those of the United States. U.S. holders of Guotai Junan Shares or Haitong Shares may encounter difficulty enforcing their rights and any claims arising under the U.S. federal securities laws, as each of Guotai Junan Securities and Haitong Securities is located in a country outside the United States and some or all of their respective officers and directors may be residents of a country other than the United States. U.S. holders of Guotai Junan Shares or Haitong Shares may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, U.S. holders of Guotai Junan Shares or Haitong Shares may encounter difficulty compelling a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

Securities may not be offered or sold in the United States absent registration under the U.S. Securities Act, or pursuant to an exemption from such registration. The shares to be issued under the Proposed Placement will not be registered under the U.S. Securities Act or under the securities laws of any jurisdiction of the U.S. and will be issued in a transaction exempt from registration under the U.S. Securities Act. The Guotai Junan Shares to be issued pursuant to the Proposed Merger are not, and will not be, registered under the U.S. Securities Act or under the securities laws of any jurisdiction of the U.S. and will be issued to U.S. holders of Haitong Shares in reliance on the exemption from registration provided by Rule 802 under the U.S. Securities Act and in reliance on available exemptions from any state law registration requirements and/or any applicable securities laws. The Guotai Junan Shares to be issued pursuant to the Proposed Merger will be “restricted securities” within the meaning of Rule 144(a)(3) under the U.S. Securities Act to the same extent and proportion as the Haitong Shares for which they were exchanged in the Proposed Merger.

Neither the U.S. Securities and Exchange Commission nor any U.S. state securities commission has approved or disapproved of the Guotai Junan Shares to be issued in connection with the Proposed Merger, or determined if the following announcements are accurate or complete. Any representation to the contrary is a criminal offence. In accordance with the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder with respect to the Guotai Junan Shares to be issued in connection with the Proposed Merger, Guotai Junan Securities will submit to the US Securities and Exchange Commission any informational document it publishes or otherwise disseminates to holders of Haitong Shares related to the Proposed Merger.

The receipt of Guotai Junan Shares or cash proceeds from the exercise of the put options pursuant to the Proposed Merger by a U.S. holder of Guotai Junan Shares or Haitong Shares (as applicable) may be a taxable transaction for U.S. federal income tax purposes and under applicable U.S. state and local, as well as foreign and other tax laws. Each holder of Guotai Junan Shares and Haitong Shares is urged to consult an independent professional adviser immediately regarding applicable tax consequences of the Proposed Merger.

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this joint announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this joint announcement.

This joint announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of Guotai Junan Securities or Haitong Securities, nor is it any solicitation of any vote or approval in any jurisdiction.

This joint announcement is not for release, publication or distribution, in whole or in part, in, into or from any jurisdiction where to do so would constitute a violation of the applicable laws or regulations of such jurisdiction.

Guotai Junan Securities Co., Ltd.

國泰君安証券股份有限公司

(A joint stock company incorporated in the

People’s Republic of China with limited liability)

(Stock Code: 02611)

U.S.$500,000,000 2.00 per cent. guaranteed notes due 2026

(stock code: 40649)

U.S.$400,000,000 floating rate guaranteed notes due 2027

(stock code: 05041)

(A joint stock limited company incorporated in the People’s Republic of China with limited liability)
(Stock Code: 06837)

U.S.$670,000,000 2.107 per cent. guaranteed bonds due 2025

(stock code: 40186)

CNY2,800,000,000 3.20 per cent. guaranteed notes due 2026

(stock code: 84429)

CNY3,500,000,000 3.30 per cent. guaranteed notes due 2027

(stock code: 84490)

JOINT ANNOUNCEMENT

UPDATE ON PROGRESS RELATING TO

(1) PROPOSED MERGER AND SHARE EXCHANGE OF GUOTAI JUNAN SECURITIES AND HAITONG SECURITIES

(2) MAJOR TRANSACTION AND SPECIFIC MANDATE FOR GUOTAI JUNAN SECURITIES TO ISSUE A SHARES AND H SHARES FOR THE PROPOSED MERGER

(3) CONNECTED TRANSACTION AND SPECIFIC MANDATE FOR THE CONCURRENT ISSUANCE OF A SHARES UNDER THE PROPOSED PLACEMENT

Financial Adviser to Guotai Junan Securities	Financial Adviser to Haitong Securities

Reference is made to (i) the announcements jointly issued by Guotai Junan Securities Co., Ltd. (“Guotai Junan Securities”) and Haitong Securities Co., Ltd. (“Haitong Securities”) dated 20 November 2024, 13 December 2024, 22 December 2024, 23 December 2024 and 9 January 2025 in relation to the update on progress relating to, among other matters, the Proposed Merger and the Proposed Placement; and (ii) the circular (the “Joint Circular”) jointly issued by Guotai Junan Securities and Haitong Securities dated 22 November 2024. Unless otherwise defined, capitalised terms used herein shall have the same meanings as those defined in the Joint Circular.

As disclosed in the Joint Circular, with respect to the Merger Agreement:

(1)	the Merger Agreement shall become effective upon satisfaction of all of the Effectiveness Conditions (none of which shall be capable of being waived), which include, among others, under paragraph (c) of such Effectiveness Conditions, the approval, filing and/or registration (if applicable) with or by Shanghai SASAC, SSE and the CSRC in respect of the Proposed Merger having been obtained and remaining in effect; and

(2)	Closing shall be subject to satisfaction or appropriate waiver (as appropriate) of conditions to implementation of the Merger Agreement, which include, among others, (i) under paragraph (a) of such conditions to implementation of the Merger Agreement, the necessary approval, filings or registrations with or by competent Governmental Authorities in relevant jurisdictions (including the CSRC and the SFC) in connection with the Proposed Merger which may be required pursuant to the licences and permits of any member of the Guotai Junan Group and Haitong Group, having been obtained or completed (as the case may be) and remaining in effect, and (ii) under paragraph (d) of such conditions to implementation of the Merger Agreement, the approval from the Hong Kong Stock Exchange for the listing of, and permission to deal in, on the Hong Kong Stock Exchange the Guotai Junan H Shares to be issued as consideration for the Share Exchange.

As disclosed in the Joint Circular, with respect to the Placement Subscription Agreement, the Placement Subscription Agreement shall become effective upon satisfaction of all of the conditions precedent of the Placement Subscription Agreement, which include, among others, under paragraph (iii) of such conditions precedent, the approval, filing or registration (if applicable) by Shanghai SASAC, SSE and CSRC in respect of the Proposed Placement having been obtained and remaining in effect.

APPROVAL FOR REGISTRATION AND APPROVAL FROM CSRC

On 17 January 2025, the CSRC has issued the “approval regarding the consent for the registration of Guotai Junan Securities Co., Ltd. merging with Haitong Securities Co., Ltd. by way of absorption and the raising of ancillary funds, the approval for Guotai Junan Securities Co., Ltd. merging with Haitong Securities Co., Ltd. by way of absorption, the change of major shareholder and de facto controller of HFT Investment Management Co., Ltd., the change of major shareholder of Fullgoal Fund Management Co., Ltd., and the change of major shareholder and de facto controller of Haitong Futures Co., Ltd. (CSRC Approval [2025] No. 96)” 《( 關於同意國泰君安証 券股份有限公司吸收合併海通證券股份有限公司並募集配套資金註冊、核准國泰君安証券股份有限公司吸收合併海通證券股份有限公司、海富通基金管理有限公司變更主要股東及實際控制人、富國基金管理有限公司變更主要股東、海通期貨股份有限公司變更主要股東及實際控制人的批覆》(證監許可[2025]96號)) regarding the Proposed Merger and the Proposed Placement etc. (the “CSRC Approval”). Pursuant to the CSRC Approval, amongst others, the issuance of Guotai Junan A Shares in respect of the Proposed Merger and the issuance of the Placement A Shares pursuant to the Proposed Placement have been approved by the CSRC for registration, and Guotai Junan Securities merging with Haitong Securities, the change of major shareholder and de facto controller of HFT Investment Management Co., Ltd., the change of major shareholder of Fullgoal Fund Management Co., Ltd., and the change of major shareholder and de facto controller of Haitong Futures Co., Ltd. have been approved by the CSRC.

Accordingly, the registration by the CSRC under paragraph (c) of the Effectiveness Conditions of the Merger Agreement, the approval by the CSRC under paragraph (a) of the conditions to implementation of the Merger Agreement, and the registration by the CSRC under paragraph (iii) of the conditions precedent of the Placement Subscription Agreement have therefore been satisfied.

LISTING APPROVAL FROM HONG KONG STOCK EXCHANGE

On 15 January 2025, the Hong Kong Stock Exchange has granted the conditional approval for the listing of the Guotai Junan H Shares to be issued as consideration of the Share Exchange, subject to fulfilment of all other conditions of the Merger Agreement. Accordingly, the listing approval from the Hong Kong Stock Exchange under paragraph (d) of the conditions to implementation of the Merger Agreement has therefore been satisfied and has become unconditional in light of the fulfilment of all conditions to the Merger Agreement as mentioned below.

FULFILMENT OF CONDITIONS TO THE MERGER AGREEMENT AND THE PLACEMENT SUBSCRIPTION AGREEMENT

As at the date of this joint announcement, considering that approvals, filings and registrations under paragraphs (a) to (c) of the Effectiveness Conditions have been obtained and, in respect of the conditions to the implementation of the Merger Agreement, relevant approvals under paragraph (a) in the PRC and Hong Kong and under paragraph (b) in jurisdictions that are considered necessary have been obtained, and paragraphs (c) and (d) have been satisfied, Guotai Junan Securities and Haitong Securities confirmed that the Effectiveness Conditions and conditions to the implementation of the Merger Agreement have been fulfilled. Further, the conditions precedent of the Placement Subscription Agreement have been fulfilled.

Guotai Junan Securities and Haitong Securities will proceed to implement the steps and procedures for completing the Proposed Merger, and Guotai Junan Securities will proceed to implement the steps and procedures for completing the Proposed Placement, in accordance with Applicable Laws.

Further announcement(s) will be made as and when appropriate in compliance with the Applicable Laws in respect of the timetable and the update in progress of the Proposed Merger and the Proposed Placement.

By order of the board of	By order of the board of
Guotai Junan Securities Co., Ltd.	Haitong Securities Co., Ltd.
Mr. Zhu Jian	Mr. Li Jun
Chairman	Executive Director and General Manager

Shanghai, the PRC
20 January 2025

As at the date of this joint announcement, the executive directors of Guotai Junan Securities are Mr. ZHU Jian and Mr. LI Junjie; the non-executive directors of Guotai Junan Securities are Mr. LIU Xinyi, Ms. GUAN Wei, Mr. ZHONG Maojun, Mr. CHEN Hua, Mr. SUN Minghui, Mr. ZHANG Manhua, Mr. WANG Tao and Mr. CHEN Yijiang; and the independent non-executive directors of Guotai Junan Securities are Mr. DING Wei, Mr. LI Renjie, Mr. BAI Wei, Mr. WANG Guogang, Mr. YIM, Chi Hung Henry and Mr. PU Yonghao.

The directors of Guotai Junan Securities jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement (other than in relation to Haitong Securities) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement (other than those expressed by the directors of Haitong Securities) have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement, the omission of which would make any statement in this joint announcement misleading.

As at the date of this joint announcement, the executive directors of Haitong Securities are Mr. LI Jun and Mr. HAN Jianxin; the non-executive directors of Haitong Securities are Mr. TU Xuanxuan, Mr. SHI Lei, Ms. XIAO Hehua and Mr. XU Jianguo; the independent non-executive directors of Haitong Securities are Mr. ZHOU Yu, Mr. FAN Ren Da Anthony, Mr. MAO Fugen and Mr. MAO Huigang.

The directors of Haitong Securities jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement (other than in relation to Guotai Junan Securities) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement (other than those expressed by the directors of Guotai Junan Securities) have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement, the omission of which would make any statement in this joint announcement misleading.

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